Exhibit 10.1.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (hereinafter referred to as the “Amendment”) is made as of the 21st day of January, 2016, between SENECA MEADOWS CORPORATE CENTER III L.L.L.P., a Maryland limited liability limited partnership, successor-in-interest by name change of SENECA MEADOWS CORPORATE CENTER III LIMITED PARTNERSHIP, a Maryland limited partnership (hereinafter referred to as “Landlord”); and SENSEONICS, INCORPORATED, successor by change of name of SENSORS FOR MEDICINE AND SCIENCE, INC., a Delaware corporation, qualified to transact business and in good standing under the laws of the State of Maryland (hereinafter referred to as “Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant entered into that certain lease agreement dated February 4, 2008 (the “Original Lease”), as modified by that certain Certificate of Delivery of Possession and Commencement Date of Lease dated March 20, 2008 (the “First Certificate”), that certain First Amendment to Lease dated July 26, 2012 (the “First Amendment”), and that certain Certificate of Delivery of Possession of Expansion Space dated September 25, 2012 (the “Second Certificate”) (the Original Lease, the First Certificate, the First Amendment and the Second Certificate shall hereinafter collectively be referred to as the “Lease”), for that certain portion of commercial office and lab space in the building known as Building #7 at Seneca Meadows Corporate Center (the “Building”), situated on that certain parcel of land known as “Lot 5, Block B” in the subdivision known as “SENECA MEADOWS CORPORATE CENTER” and recorded in Plat Book 194 at Plat No. 21147 among the Land Records of Montgomery County, Maryland (the “Land”), said premises being known and described as 20447, 20449 and 20451 Seneca Meadows Parkway, Germantown, Maryland 20876, and deemed to consist of 20,916 square feet (hereinafter referred to as the “Original Premises”), as more particularly described in the Lease and as shown and outlined on the drawing of the Building attached hereto as  Exhibit “A” and made a part hereof; and

WHEREAS, the current Term of the Lease will expire May 31, 2018 (the “Current Term”); and

WHEREAS, pursuant to Section 6.1 of the First Amendment, which modified and amended Section 29 of the Original Lease, Tenant had the right and option (the “Renewal Option”) to renew and extend the Current Term of the Lease for one (1) additional consecutive period of five (5) years (the “Renewal Term”), to commence June 1, 2018 and expire May 31, 2023; and

WHEREAS, Tenant desires to (i) exercise its Renewal Option to renew and extend the Current Term of the Lease for the Renewal Term set forth above, and (ii) lease certain additional space in the Building, known as 20443 — 20445 Seneca Meadows Parkway, Germantown, Maryland 20876, deemed to consist of 11,889 rentable square feet (the “Additional Expansion Space”), which Additional Expansion Space is adjacent to the Original Premises, as more particularly shown and outlined on the drawing of the Building attached hereto as Exhibit “B” and made a part hereof; and

WHEREAS, Landlord and Tenant by this Amendment mutually desire to modify and amend the terms and provisions of the Lease as more fully set forth herein below; and

WHEREAS, the foregoing Recitals are incorporated herein and made a part of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound do hereby covenant and agree as follows:

1.                                      TERM.  Tenant hereby exercises the Renewal Option for the Renewal Term, effective upon execution of this Amendment, and the Current Term of the Lease is hereby extended for an additional consecutive period of five (5) years, commencing June 1, 2018 and expiring May 31, 2023 (the “Extended Term”).  The Extended Term shall be upon all of the same terms and conditions of the Lease except as otherwise modified and amended herein and except for Section 6.2 of the First Amendment, which is hereby deleted in its entirety.

2.                                      DEMISED PREMISES.  Commencing on the date that Landlord delivers to Tenant possession of the Additional Expansion Space (the “Additional Expansion Space Delivery Date”), with Landlord’s Work therein Substantially Complete (as set forth in Section 5 below), and continuing thereafter during the remainder of the Current Term and the Extended Term (hereinafter collectively referred to as the “Term”) of the Lease, Section 1(A) of the Lease is hereby modified and amended to provide that the Demised Premises shall include the Additional Expansion Space in addition to the Original Premises.  Landlord does hereby lease unto Tenant, and Tenant does hereby take and rent from Landlord, commencing as of the Additional Expansion Space Delivery Date, the Additional Expansion Space pursuant to the Lease as hereby amended.  Landlord shall provide Tenant with at least fifteen (15) days written notice prior to the Additional Expansion Space Delivery Date.  As of the Additional Expansion Space Delivery Date, the Original Premises together with the Additional Expansion Space shall for all purposes and provisions of the Lease collectively be referred to as the “Demised Premises” or the “Premises” and shall be deemed to contain 32,805 rentable square feet, all as more particularly shown and outlined on the drawing of said Demised Premises attached hereto as Exhibit “B” and made a part hereof.

2.1                      Tenant agrees to execute and return to Landlord within fifteen (15) days of receipt a statement furnished by Landlord acknowledging Tenant’s acceptance of Landlord’s delivery of possession of the Additional Expansion Space and setting forth the actual Additional Expansion Space Delivery Date and commencement of all of Tenant’s covenants and obligations under the Lease as to the Additional Expansion Space, and changes, if any, in the rental schedule set forth in Section 3 below.  Said statement shall be similar in form to the Certificate attached hereto as Exhibit “D” and made a part of this Amendment.

3.                                      RENTAL.  Commencing as of the Additional Expansion Space Delivery Date and continuing thereafter during each Lease Year of the Term of the Lease as set forth above, Tenant agrees to pay to Landlord, as Basic Annual Rental for the Demised Premises (including the Additional Expansion Space), the amount specified for each respective Lease Year in the following table (which shall replace the table set forth in Section 3 of the First Amendment), said amount to be due and payable in equal monthly installments of Basic Monthly Rental during such Lease Year in advance and without deduction, set off or demand, at the times and in the manner indicated in the Lease:

Lease Year	Basic Monthly Rental	Basic Annual Rental	Rental Rate/SF*

5/1/16 - 5/31/16**	$48,715.00	$48,715.00	$17.82
6/1/16 - 5/31/17	$49,809.00	$597,708.00	$18.22
6/1/17 - 5/31/18	$51,312.00	$615,744.00	$18.77
6/1/18 - 5/31/19	$50,055.00	$600,660.00	$18.31
6/1/19 - 5/31/20	$51,559.00	$618,708.00	$18.86
6/1/20 - 5/31/21	$53,089.00	$637,068.00	$19.42
6/1/21 - 5/31/22	$54,702.00	$656,424.00	$20.01
6/1/22 - 5/31/23	$56,343.00	$676,116.00	$20.61

*  all base annual rental rates are “NNN”

**  assumes an Additional Expansion Space Delivery Date of May 1, 2016, with one (1) calendar month remaining in the then operative Lease Year; subject, however, to adjustment should the actual Additional Expansion Space Delivery Date be on a date prior to or after May 1, 2016

3.1                               In addition to the Basic Annual Rental as set forth above, Tenant shall pay to Landlord, as Additional Rent, at the times and in the manner indicated in the Lease, Tenant’s Pro-Rata Share of Landlord’s Expense Estimate for Operating Expenses, as specified in Section 4 and Section 8 of the Lease, for each calendar year in accordance with Section 4(E) of the Lease, and such other sums as are required to be paid by Tenant for the Demised Premises pursuant to the terms of the Lease as amended herein.

3.2                               Notwithstanding anything hereinabove to the contrary, should the Additional Expansion Space Delivery Date be a date other than the first day of the calendar month, then the monthly installment of Basic Annual Rental and Tenant’s Monthly Share of estimated Operating Expenses to be paid by Tenant to Landlord for any such partial month of use and occupancy of the Additional Expansion Space shall be pro-rated on a per diem basis from the Additional Expansion Space Delivery Date to the end of the month.(1)  In addition to the pro-rated per diem monthly Rent for the Additional Expansion Space, Tenant would pay the full monthly installment of Rent for the Original Premises.

3.3                               Until the Additional Expansion Space Delivery Date, Tenant shall continue to pay Basic Monthly Rental for the Original Premises (prior to addition of the Additional Expansion Space pursuant to this Amendment) in accordance with the rental table set

(1) For example, if the Additional Expansion Space Delivery Date should be May 15, 2016, then Basic Monthly Rental payable for such partial month of use and occupancy of the Additional Expansion Space in May shall be pro-rated on a per diem basis for 17 days, from 5/15 — 5/31/16, at the per diem rate determined, as follows: 11,889 SF x $17.82 SF ÷ 12 mos. ÷ 31 days = $569.52 day x 17 days = $9,681.84 as the per diem Basic Monthly Rental payable for the Additional Expansion Space, plus Tenant’s Monthly Share of estimated Operating Expenses pro-rated on a per diem basis for the Additional Expansion Space in the same manner.

forth in Section 3 of the First Amendment, as applicable to the current operative Lease Year expiring May 31, 2016, and Tenant’s Monthly Share of Operating Expenses for the Original Premises.

4.                                      TENANT’S PRO-RATA SHARE.  Section 4(B) of the Lease is hereby modified to provide that, effective as of the Additional Expansion Space Delivery Date and continuing thereafter during the Extended Term of the Lease, Tenant’s Pro Rata Share under the Lease shall be increased to Sixty-One and 83/100 percent (61.83%), which percentage is agreed to represent the ratio that the gross rentable floor area of the Demised Premises (inclusive of the Expansion Space Space) (32,805 square feet) bears to the total approximate gross rentable floor area of the Building (53,054 square feet) of which the Demised Premises forms a part.

5.                                      TENDER OF POSSESSION; LANDLORD’S WORK.  The Tenant agrees to accept possession of the Additional Expansion Space, when delivered by Landlord as established in the notice to be given by Landlord to Tenant pursuant to Section 2 above, upon the agreements and covenants set forth in the Lease, as amended by this Amendment.  The Additional Expansion Space shall be delivered by Landlord to Tenant and shall be accepted by Tenant with Landlord’s Work therein Substantially Complete.  Landlord’s Work shall consist of the leasehold improvements to be furnished and installed by Landlord, at Landlord’s sole cost and expense, in the Additional Expansion Space, as shown on the drawing prepared by Banta Campbell Architects, Inc. (the “TI Architect”) identified as SK-3.2 and dated December 14, 2015 (the “Space Plan”), which Space Plan has been mutually agreed to by the parties and is attached hereto as Attachment 1 to Exhibit “C” and made a part hereof, and as detailed in the plans and specifications to be prepared by the TI Architect and other such design consultants selected by Landlord, and in the “Design Intent Guidelines” as described in Attachment 2 to Exhibit “C”.  Minkoff Development Corporation (“MDC”), an affiliate of Landlord and a licensed and insured contractor in the State of Maryland, shall act as general contractor and construction manager for Landlord’s Work.  Upon expiration or earlier termination of the Lease, Tenant shall have no obligation to remove any of Landlord’s Work, except as otherwise specified by Landlord in writing or as part of the Approved Working Drawings referenced in Exhibit “C”.

6.                                      RENEWAL OPTION AND RENEWAL TERM; RENEWAL RENTAL.

6.1                   RENEWAL OPTION AND RENEWAL TERM.  Provided that no Event of Default or Event of Bankruptcy of Tenant exists under the Lease, as modified by this Amendment, and no event or condition exists which with the giving of notice or the passage of time, or both, would become an Event of Default, either at the time of exercise of this renewal option, or at the time of commencement of the renewal term provided herein, Tenant shall have the right and option (the “Renewal Option”) to renew and extend the Term of the Lease, as modified by this Amendment, “as is” for one (1) additional consecutive period of five (5) years (the “Renewal Term”), commencing June 1, 2023 and expiring May 31, 2028.  The Renewal Option herein may be exercised only by written notice given by Tenant to Landlord at least twelve (12) months prior to expiration of the Extended Term under this Amendment herein (the “Renewal Notice”).  Such Renewal Term shall be upon all of the same terms and conditions of the Lease, as hereby amended, except that Landlord shall not be obligated to pay for or grant Tenant any allowance for any work or perform any Alterations or leasehold improvements in the

Demised Premises during or with respect to the Renewal Term.  If Tenant should fail to timely exercise its Renewal Option for the Renewal Term provided herein, then the Renewal Option right shall automatically lapse and become null and void.  The Renewal Option herein shall apply only with respect to the entire Demised Premises under the Lease, and shall not be assignable by Tenant (other than to a Tenant Affiliate as defined in the Lease) without Landlord’s prior written consent in each instance.

6.2                               RENEWAL RENTAL.  During each respective Lease Year of the Renewal Term, the Tenant agrees to pay to Landlord as Basic Annual Rental for the Demised Premises, the amount specified for that Lease Year in the following table, said amount to be due and payable in equal monthly installments of Basic Monthly Rental during such Lease Year in advance and without deduction, set off or demand, except as may otherwise be provided herein, on the first (1st) day of each calendar month in such Lease Year, namely:

Lease Year	Basic Monthly Rental	Basic Annual Rental

1	$58,033.00	$696,396.00
2	$59,774.00	$717,288.00
3	$61,567.00	$738,804.00
4	$63,414.00	$760,968.00
5	$65,317.00	$783,804.00

In addition to the Basic Monthly Rental, Tenant shall pay to Landlord, at the time and in the manner indicated in the Lease, the Operating Expenses, other items of Additional Rent, and all other sums required to be paid by Tenant pursuant to the terms of the Lease, as modified by this Amendment.

7.                                      RIGHT OF FIRST OFFER.  Section 35 of the Lease (captioned “Option to Lease Additional Space”) shall continue in full force and effect during the remainder of the Term of the Lease.

8.                                      BROKERAGE.  Landlord and Tenant each represent, acknowledge, and warrant to the other that this Amendment and all transactions leading up the execution of this Amendment were negotiated and consummated directly and solely between Landlord and Tenant and that, neither party has been represented by any real estate broker or agent in connection with this Lease.  Each party agrees to indemnify, defend and hold harmless the other from and against any and all damages, costs or expense, including but not limited to, court costs, litigation expenses and reasonable attorneys’ fees, arising out of any claim or action by any broker or other person for any commission, fee or other compensation in connection with this transaction based upon or arising out of any action by Landlord or Tenant or anyone acting on their behalf, respectively.

9.                                      MORTGAGEE CONSENT.  Tenant understands and acknowledges that the effectiveness of this Amendment is expressly contingent on Landlord obtaining the written consent of Landlord’s permanent mortgage lender (the “Lender”) for this Amendment. Landlord hereby represents that it will exercise all commercially reasonable efforts to obtain such Lender consent within thirty (30) days after execution of this Amendment.  If requested by Lender upon review of this Amendment, Tenant agrees to join with Landlord in executing such additional documents as such Lender reasonably may require for its consent to this Amendment, provided the same does not increase the rent or other amounts payable by Tenant hereunder, nor alter Tenant’s rights and/or obligations or Landlord’s rights and/or obligations under the Lease or this Amendment.

10.                               MISCELLANEOUS PROVISIONS.

10.1                        This Amendment, including the exhibits referenced herein and attached hereto, shall constitute the full and entire agreement between Landlord and Tenant with respect to the subject matter herein.  Any prior correspondence, memoranda, understandings, offers, negotiations and agreements, oral or written, are replaced by this Amendment.  This Amendment may not be modified or amended except in writing, signed by the parties hereto.

10.2                        This Amendment shall not be binding upon Landlord until delivery by Landlord of a fully executed original of same to Tenant.  The provisions hereof shall bind and inure to the benefit of Tenant and Landlord and their respective successors and assigns, and shall be construed under the laws of the State of Maryland.  Further, the parties executing this document on behalf of Tenant and Landlord hereby represent and warrant to Landlord or Tenant as the case may be that each of the individuals signing this Amendment on behalf of Landlord and Tenant has the full right and requisite power, capacity and authority to execute and deliver this Amendment as a binding and valid obligation on behalf of Tenant or Landlord as the case may be.

10.3                        Time shall be of the essence regarding all obligations and duties of Tenant and Landlord under this Amendment.

10.4                        Tenant confirms that Landlord is not in default under any provision of the Lease, and that Landlord has fully performed all of its obligations under the Lease through the date hereof.

10.5                        The section headings or captions appearing in this document are inserted only as a matter of convenience and do not define, limit, construe, or describe the scope or intent of the sections of this Amendment, nor in any way affect this instrument.

10.6                        All defined terms used herein shall have the meanings given them in the Lease, unless otherwise defined herein.

10.7                        The Landlord and Tenant hereby waive all rights to trial by jury in any litigation involving this Amendment.  If Tenant is in an Event of Default under any provision of this Amendment, it is agreed that Landlord shall have all of the rights and remedies available at law and/or in equity as provided in the Lease.

10.8                        Submission of this Amendment for examination or signature by Tenant and any negotiations in connection therewith shall not be effective as an amendment to the Lease or otherwise until execution and delivery hereof by Landlord and Tenant.

10.9                        The parties confirm that they have been represented by their own counsel or have had the opportunity to secure independent advice from counsel of their own choosing and each acknowledges and agrees that they have had the opportunity to fully negotiate the terms hereof and modify the draftsmanship of this Amendment.  Therefore, the terms of this Amendment shall be construed and interpreted without any presumption, inference, or rule requiring construction or interpretation of any provision of this Amendment against the interest of the party causing this Amendment or any portion thereof to be drafted.

10.10                 Except as expressly modified by this Amendment herein, the Lease between the parties, as previously modified and amended, shall be and remain in full force and effect.  The provisions of this Amendment shall prevail and control over anything to the contrary hereof contained in the Lease.

10.11                 Each party acknowledges and agrees to fully cooperate with the other party and to join in with the other party to execute and deliver such other and further documents or instruments as may be reasonable or necessary to effectuate the terms and provisions of this Amendment.

10.12                 This Amendment may be executed in two or more counterparts each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.  The parties further agree that facsimile signatures or signatures scanned into PDF (or similar) format and sent by e-mail shall be deemed original signatures.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Landlord has caused this Amendment to be executed in its name by its duly authorized general partner, and the Tenant has caused this Amendment to be signed, witnessed or attested on its behalf in its corporate name by its duly authorized officers, all done as of the date first above written.

LANDLORD:

SENECA MEADOWS CORPORATE CENTER III L.L.L.P., a Maryland limited liability limited partnership

WITNESS:	By:	PNC Realty, Inc., a Maryland corporation its General Partner

/s/ [Illegible]	By:	Paul N. Chod
Paul N. Chod, President

TENANT:

WITNESS/ATTEST:	SENSEONICS, INCORPORATED

a Delaware corporation

/s/ Rick Sullivan	By:	R. Don Elsey (SEAL)

Rick Sullivan, Corporate Controller		R. Don Elsey, CFO
(Print Name & Title)		(Print Name & Title)

EXHIBIT “A”

Drawing of Building #7, Seneca Meadows Corporate Center

locating the Original Premises at

20447, 20449 and 20451 Seneca Meadows Parkway, Germantown, MD 20876

EXHIBIT “B”

Demised Premises

(Original Premises and Additional Expansion Space)

located at

20443, 20445, 20447, 20449 and 20451 Seneca Meadows Parkway, Germantown, MD 20876

EXHIBIT “C”

LANDLORD’S WORK

(Additional Expansion Space)

C-1.                         SPACE PLAN.

Landlord shall construct or cause to be constructed all of the leasehold improvements for the Additional Expansion Space comprising the Landlord’s Work (defined below), as shown on the Space Plan drawing prepared by the TI Architect, approved by Landlord and Tenant, and referenced as SK-3.2, dated  December 14, 2015, a copy of which Space Plan is attached as Attachment 1 to Exhibit “C” hereto.  Attached as Attachment 2 to Exhibit “C” are the Design Intent Guidelines applicable to the Landlord’s Work (the “Design Intent Guidelines”).

C-2.                         WORKING DRAWINGS.

The TI Architect shall, within thirty (30) days after execution of this Amendment, prepare a complete set of architectural, mechanical, electrical, plumbing and all other working drawings, as may be necessary, to show the Landlord’s Work (the “Working Drawings”).  The Working Drawings shall be of sufficient detail for Landlord (i) to obtain contractors’ bids from all trades for and to perform the work described on the Space Plan; (ii) to secure building permits from the requisite governmental authorities having jurisdiction over same; and (iii) to determine and indicate on the Working Drawings the portion of Landlord’s Work, if any, which Tenant is to remove by expiration or termination of the Lease.  The Working Drawings shall conform to, be consistent with, and cover only the work and materials described and contemplated in the Space Plan.  Within five (5) business days after receipt of the Working Drawings, as modified by any such revisions requested by Landlord, the Landlord and Tenant will initial same to confirm their mutual approval thereof (the “Approved Working Drawings”).  Tenant’s approval of the Working Drawings shall automatically be deemed given if not refused by Tenant in writing with full and proper reasons stated therefore within the time period aforesaid.  All costs of preparing, revising, copying and delivering the Space Plan, Working Drawings and revisions thereof, and Approved Working Drawings shall be paid by Landlord.  Tenant will fully cooperate with Landlord, MDC and Landlord’s subcontractors, and meet with them to review any site conditions or issues concerning Landlord’s Work when requested.

C-3.                         LANDLORD’S WORK.

The work to be performed as shown on the Approved Working Drawings is herein called “Landlord’s Work”, and shall be performed by MDC, as Landlord’s general contractor and construction manager, and/or its agents, employees or subcontractors using existing materials or new materials of good quality (as respectively identified in the Design Intent Guidelines and the Approved Working Drawings) and structurally sound and free from any defects or deficiencies and in accordance with all applicable codes, ordinances and Laws (as that term is defined in the Lease), and in a good and workmanlike manner.  Landlord will indicate on the Approved Working Drawings the portions of Landlord’s Work, if any, which Tenant is to remove by expiration or termination of the Lease; and Tenant will timely comply with such requirements and repair any damage to the Demised Premises, Building, Common Areas or Land caused thereby at its own expense.  Contractors will be selected by MDC on the basis of several factors, including but not limited to cost, quality of work, ability to staff the job, schedule and reputation.  All materials and finishes used in Landlord’s Work shall be as specified on the Design Intent Guidelines and the Approved Working Drawings, or, if unspecified, shall be Landlord’s Building standard materials and finishes, from which Tenant shall make its selection of floor covering materials and paint colors. MDC reserves the right (i) to make substitutions of materials of equivalent grade and quality when and if any specified material shall not be readily and reasonably available, and (ii) to make changes necessitated by conditions met in the course of construction, provided that Tenant’s approval is first obtained prior to any substantial change from the Approved Working Drawings (which approval shall not be unreasonably withheld, conditioned or delayed so long the proposed changes are in general conformity with the Design Intent Guidelines and the Approved Working Drawings; and which approval shall be deemed given if not refused in writing with full proper reasons stated by Tenant within three (3) business days after Landlord’s written request).  All of Landlord’s Work shall be considered leasehold improvements (except as may otherwise be specified herein) and shall be deemed to be the property of Landlord and shall not be removed from the Demised Premises without the express prior written consent of Landlord.

C-4.                         SUBSTANTIAL COMPLETION.

Landlord shall exercise its reasonable best efforts to cause Landlord’s Work to be Substantially Complete by May 1, 2016, subject to extensions of said date by (a) “Tenant Delays” and (b) “Force Majeure Delays.”  For purposes hereof, the phrase “Tenant Delays” shall mean all delays in performance of Landlord’s Work directly caused or resulting from any act, omission or Event of Default hereunder by Tenant, its Permittees or contractors, or by any “Change Orders”, or the inclusion of any “Special Items” in Landlord’s Work (as hereinafter defined), provided the same shall cause a delay.  Notwithstanding anything contained herein to the contrary, in the event that Landlord reasonably believes any component or item included in Landlord’s Work, as requested by Tenant, to be subject to the provision for “Special Items” set forth below, Landlord shall notify Tenant in writing (prior to the date of Landlord’s and Tenant’s final approval of the Approved Working Drawings) as to the estimated number of calendar days such item(s) shall delay the completion of the Landlord’s Work.  The phrase “Force Majeure Delays” shall mean, for purposes hereof, any delays in performance of Landlord’s Work caused by: (a) strikes, lockouts or other labor or industrial disturbance; (b) shortage or unavailability of materials, utilities or labor; (c) civil disturbance; (d) orders of any government, court or regulatory body claiming jurisdiction; (e) exercise of police power; (f) act of the public enemy; (g) riot, war, sabotage, blockage or embargo; (h) acts of God; (i) lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion or casualty damage; (j) delay in issuance of any permits, inspections, approvals or use and occupancy certificate, if required, by any governmental authority having jurisdiction over the Demised Premises or Building in which the Demised Premises are a part (provided Landlord has timely applied for and provided everything necessary to obtain required permits and/or certificates and/or has timely requested any required inspections); or (k) any cause whatsoever beyond the reasonable control of Landlord.  The phrase “Change Orders” as used herein shall mean any changes in the Approved Working Drawings requested by Tenant.  When Tenant requests a Change Order or Special Item, MDC will provide Tenant with an estimate of the cost of the Change Order or Special Item and the anticipated delay, if any, that will result therefrom within three (3) business days of said request, and Tenant shall have an additional three (3) business days thereafter to authorize, modify or revoke said Change Order or Special Item.  Tenant shall pay Landlord, in cash, within thirty (30) days after each written demand therefor, for the cost of any such Change Orders or Special Items.  Landlord’s Work shall be deemed “Substantially Complete” (which phrase shall include phrases of similar import used herein concerning Landlord’s Work) when all of the following have occurred: (i) when so certified in writing by Landlord in its reasonable judgment (or such earlier date when such work could have been Substantially Complete absent any Tenant Delays, as so determined in writing to Tenant by Landlord, in its reasonable judgment; (ii) when such work has been completed (except for minor Punch List Items) to the extent reasonably necessary for Tenant to occupy the Additional Expansion Space for its intended use; and (iii) when the requisite Use and Occupancy Certificate (or permission to occupy pending issuance thereof has been issued by the Department of Permitting Services of Montgomery County, Maryland) has been obtained by Landlord, if required.  Landlord shall also determine and certify to Tenant in writing the existence and period of any Force Majeure Delays, Tenant Delays and any delays caused by Change Orders.  However, if Tenant disputes any such determinations or certifications made by Landlord, then the matter shall first be submitted to non-binding mediation by the TI Architect (the “Mediator”) and, if not resolved, then any such disputes shall be resolved by arbitration pursuant to the Construction Industry rules of the American Arbitration Association, and the decision in such arbitration shall be binding and conclusive on the parties, subject to the parties’ rights, pursuant to the Rules of the American Arbitration Association and/or the law to appeal or otherwise challenge any such decision.  “Special Items” as used herein shall mean all materials and other items forming part of Landlord’s Work which were requested by Tenant over and above Landlord’s Building standard materials and finishes, as set forth in the Design Intent Guidelines attached hereto, or which are not readily available in adequate quantities in the Metropolitan Area of Washington, D. C., or which require more than thirty (30) days to order and obtain (as reasonably determined and certified in writing by Landlord to Tenant, or by the Mediator in mediation, or by arbitration as aforesaid if disputed by Tenant).  In making any such determination of Substantial Completion of Landlord’s Work, Landlord or Mediator or the arbitrator as aforesaid shall not take into account the incomplete status of any Change Orders or Special Items or “Punch List Items”.  The phrase “Punch List Items”, as used herein, shall mean any unperformed or incomplete elements of Landlord’s Work which, individually or in the aggregate, are minor in character and do not materially interfere with Tenant’s access to, use or enjoyment of the Additional Expansion Space or prevent Tenant from legally occupying the Demised Premises; all as reasonably determined by Landlord or in mediation by the Mediator or by arbitration aforesaid if Tenant disagrees with the determination in regard thereto.  Landlord shall use commercially reasonable efforts to cause such Punch List Items to be completed within thirty (30) days after Substantial Completion of Landlord’s Work (or as soon thereafter as is reasonably practicable).  After the date of Substantial Completion and delivery of the Additional Expansion Space to Tenant, Tenant shall provide Landlord, MDC and its contractors access to the Additional Expansion Space on request at all reasonable times during normal business hours and on weekends, as coordinated with Tenant, to perform work on the Punch List Items and Tenant shall not interfere with such work provided Landlord, MDC and its contractors will use reasonable efforts to minimize any disruption to Tenant’s use of the Additional Expansion Space.

C-5.                         TENANT’S WORK.

At least fifteen (15) days prior to Substantial Completion of the Landlord’s Work, Tenant at its own risk and expense and at no cost to Landlord, shall have the right to enter the Building and Additional Expansion Space to install Tenant’s Cabling and Tenant’s furniture, decorations, furnishings, trade fixtures and equipment (“Tenant’s FF&E”) in the Additional Expansion Space necessary for conduct of its business as permitted in the Lease.  All such installation of Tenant’s FF&E and all other work performed by Tenant in or for the Additional Expansion Space (“Tenant’s Work”) shall be performed in compliance with all provisions and requirements of this Lease including, but not limited to, Section 3 and Section 6 thereof, and using qualified, licensed contractors reasonably acceptable to Landlord.  Tenant shall not engage any labor to perform Tenant’s Work which conflicts with the type of labor engaged by Landlord to perform Landlord’s Work or any other work in the Building, and Tenant shall cease use of any such conflicting labor immediately on Landlord’s request.  Tenant shall perform Tenant’s Work in such a manner so as not to damage, delay or interfere with Landlord’s Work.  Any damage to Landlord’s Work or to the Additional Expansion Space caused by Tenant and/or its Permittees shall be promptly repaired by and at the sole expense of Tenant.  Any failure of Tenant and/or its Permittees to comply with the terms of this Section shall be deemed a Tenant Delay for purposes of the Lease, as modified by this Amendment.  Tenant shall not commence performance of any work or installation of any of its property in the Additional Expansion Space, nor apply for any permits that would delay Landlord’s Work or acquisition of permits therefor, until notified in writing by Landlord that Tenant may commence such activities.  Landlord will not unreasonably withhold, condition or delay such notification.  Tenant and its Permittees will fully cooperate in (and not interfere with or delay) Landlord’s Work.

C-6.                         NOTICE.

Landlord will give Tenant at least fifteen (15) days prior written notice of the date Landlord expects to tender to Tenant possession of the Additional Expansion Space with Landlord’s Work Substantially Complete (as required in this Amendment), and will promptly notify Tenant as to any change in such estimated date as soon as the same is known to Landlord. Tenant’s acceptance of possession of the Additional Expansion Space shall include therein Tenant’s acceptance of the Landlord’s Work, subject to Section 3(C) of the Lease, and to the attachment thereto of a complete list of Punch List Items which shall be prepared by Landlord and Tenant and signed by Tenant and Landlord on the date Landlord tenders to Tenant possession of the Additional Expansion Space or as soon thereafter as may be practical.  Notwithstanding the foregoing, acceptance of possession by Tenant of the Additional Expansion Space shall not be a waiver of its rights to have Landlord deliver the completed Landlord’s Work, including any incomplete or defective work which was not known or readily discoverable upon acceptance of possession.  Landlord shall promptly, after receiving written notice thereof by Tenant, correct any and all such defects or omissions at its sole cost and expense.

C-7.                         CODE COMPLIANCE AND WARRANTY.

Landlord represents and warrants to Tenant that Landlord’s Work to be performed in the Additional Expansion Space will be in compliance with all applicable Laws, as well as requirements of the county Fire Marshal, or any similar body having jurisdiction over the Additional Expansion Space and the Building of which the Additional Expansion Space are a part.  Landlord will warrant Landlord’s Work to be free of defects in materials and workmanship for a period of one (1) year from the Additional Expansion Space Delivery Date (except for any repairs or replacements by Tenant, at its expense, of any damage to the Additional Expansion Space for which Tenant is responsible as provided in the Lease).

ATTACHMENT 1 TO EXHIBIT “C”

Space Plan for Additional Expansion Space

ATTACHMENT 2 TO EXHIBIT “C”

Design Intent Guidelines

These items are to be used in conjunction with the Space Plan attached to Exhibit “C” and incorporated into the Working Drawings to be prepared by the TI Architect, and are meant to define general materials to be used.  Unless otherwise noted the items listed are to be furnished and installed by Landlord as part of Landlord’s Work and other provisions set forth in the Lease.

A. PARTITIONS

1.              Interior Partitions: Building standard 2-1/2” metal studs with one layer of 1/2” gypsum board on each side. Walls to terminate at the underside of the ceiling grid.  Walls to be finished and painted.

This spec to be used in the following areas:

•                  All walls between offices.

•                  All areas not specifically listed below.

2.              Full Height Interior Partitions: Building standard 2-1/2” metal studs with one layer of 1/2” gypsum board on each side. Walls to terminate at the underside of the deck.  Walls to be finished and painted.

This spec to be used in the following areas:

•                  Storage rooms if required by code.

3.              Sound Insulated Partitions — Variation A: Building standard 3-5/8” metal studs with one layer of 1/2” gypsum board on each side. Walls to terminate 4” above finished ceiling.  Wall to be insulated with 3-1/2” thermafiber insulation.  Walls to be finished and painted.

This spec to be used in the following areas:

•                  Walls between the large open areas and the perimeter offices.

•                  Bathroom Core.

4.              Glass sidelight:  Drywall return with stainless steel channel on the top and bottom with ¼” tempered glass.

This spec to be used in the following areas:

•                  All new offices and meeting rooms will receive new sidelights that are nominally 4’ x 8’6”

•                  Collaboration Area will receive new sidelights that are nominally 5’ x 8’6” and 6’ x 8’6”.

B. CEILING SYSTEMS

1.     Ceiling Tile: New acoustical ceiling tile Armstrong non-direction Fissured — 24” x 24”.

2.              Ceiling Grid System: Armstrong 15/16” white. The ceiling height will be at nominally 11’6” in the open areas and 9’ in all enclosed spaces.

C. DOORS AND HARDWARE

1.              Tenant Entry Door and Frame: Existing to remain.

2.              Tenant Exit Door and Frame: Existing to remain.  Emergency egress doors are 3070 metal doors in hollow metal frames.

3.              Tenant Interior Door and Frame: 3070 Paint Grade Solid Core Wood Doors in hollow metal frames.

4.              Tenant Interior Hardware: Interior doors shall have levers with lock or passage sets, as mutually agreed upon by the parties.   At a minimum all offices shall have locksets.

D. FINISHES

1. Wall Finishes:

i.	All interior walls shall be primed to receive eggshell paint, unless noted otherwise.
ii.	Wet areas and metal surfaces will receive semi-gloss paint.
iii.	Restrooms shall receive ceramic tile at all wet walls.
iv.	Meeting rooms shall receive marker board paint.

2. Floor Finishes:

i.	Everywhere not noted below: building standard carpet (Allowance of $30/sy).
ii.	Elec room, Mom’s Room, Storage room, Copy area: Building standard VCT .
iii.	New Restroom: Building standard ceramic tile.
iv.	Dining Expansion: Flooring to match and/or complement existing Kitchen ceramic tile.

3. Wall Base:

i.	All floors with carpet shall receive vinyl cove base.
ii.	All floors with VCT shall receive vinyl cove base.
iii.	All floors with ceramic tile shall receive ceramic base.

E. WINDOW TREATMENTS

1.              Exterior Windows: All exterior windows shall have building standard horizontal mini blinds with heavy duty head rail.

F. MILLWORK

1.              Enclosed Wall and Base Cabinets with Countertops: Provide 2’-1” deep plastic laminate base cabinets with drawers and countertops in the copy rooms.

2.              Restroom: Sink counter shall receive Building Standard laminate surface counter with lay-in sinks.

G. MECHANICAL

1.              HVAC (Constant Volume): Provide building standard constant volume HVAC system and associated ductwork throughout the Premises for standard office use.

2.              Exhaust Fans: Provide exhaust fan with occupancy sensor in each restroom.  Any other exhaust fans will be considered Special Items.

H. PLUMBING

1.              Restroom: Provide building standard fixtures in restrooms.  Building Standards include wall mounted water closets, drop-in sinks, and ADA faucets, if applicable.

I. ELECTRICAL

1.              Lighting:  24” x 48” lay-in indirect lighting fixtures throughout.

2.              Power: Provide electrical outlets as indicated below.

•                  All electrical work shall conform to the local energy codes. Assume three-way switching for all large open areas.

•                  Provide convenience outlets as required by code.

•                  Card Readers: Provide appropriate electrical connection for card readers, if applicable, (to be provided by Tenant) at mutually agreed upon locations in the Premises.  Card readers are a Special Item.

•                  Workstations: Assume two (2) duplex outlets and space for two (2) data connections (by Tenant’s contractor) per workstation. Provide no more than three (3) workstations per 20-amp circuit.

•                  Offices and Meeting Rooms: Provide two (2) duplex electrical outlets and space for two (2) data connections (by Tenant’s contractor) in each of the offices.

3.              Telephone / Data Service: Tenant shall contract directly for its own Telephone Data services.

J. FIRE PROTECTION/LIFE SAFETY

1.              Supply and install emergency horn and strobe annunciation system in accordance with applicable Building Codes. Tie into the building’s life safety system.

2.              Rework sprinkler system as required and per Building Code.

3.              Supply and install exit signs as required by Building Code.

K. MISCELLANEOUS

1.     Install two automatic overhead doors in the loading/storage area.

L. SPECIAL ITEMS

1.              Items listed as “Special Items”, as defined in Section C-6 of Exhibit “C”, includes any items that have been requested by Tenant and are over and above Landlord’s Building standard materials and finishes.

2.              Special Items designated hereinabove, as well as any other Special Items requested by Tenant, shall be furnished and installed by Landlord as part of Landlord’s Work, but shall be paid for by Tenant if the Work Costs without the Special Items should exceed the TI Allowance.

3.              Landlord will provide Tenant with a construction schedule for the Substantial Completion of Landlord’s Work by May 1, 2016.  If Tenant requests Landlord to accelerate the schedule by utilizing overtime, any overtime expense incurred by Landlord for such accelerated schedule shall be treated as a Special Item.

EXHIBIT “D” — SPECIMEN FORM

CERTIFICATE OF DELIVERY OF POSSESSION OF ADDITIONAL EXPANSION SPACE UNDER SECOND AMENDMENT

THIS CERTIFICATE OF DELIVERY OF POSSESSION OF EXPANSION SPACE, made on this     day of          , 20   (herein after referred to as the “Certificate”), between SENECA MEADOWS CORPORATE CENTER III L.L.L.P., a Maryland limited liability limited partnership (hereinafter referred to as “Landlord”); and SENSEONICS, INCORPORATED, a Delaware corporation, qualified to transact business and in good standing under the laws of the State of Maryland (hereinafter referred to as the “Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant entered into that certain Lease dated February 4, 2008 (the “Original Lease”), as modified by that certain Certificate of Delivery of Possession and Commencement Date of Lease dated March 20, 2008 (the “First Certificate”), that certain First Amendment to Lease dated July 26, 2012 (the “First Amendment”), that certain Certificate of Delivery of Possession of Expansion Space dated September 25, 2012 (the “Second Certificate”), and that certain Second Amendment to Lease dated            , 20    (the “Second Amendment”) for that certain Additional Expansion Space in the building known as Building #7 at Shady Grove Development Park (the “Building”), said Additional Expansion Space, deemed to consist of 11,889 rentable square feet (hereinafter referred to as the “Additional Expansion Space”), being contiguous to and made a part of the Original Premises, being known and described as 20443 - 20445 Seneca Meadows Parkway, Germantown, Maryland 20876, as more particularly described in the Lease, as modified by the Second Amendment (the Original Lease, the First Certificate, the First Amendment, the Second Certificate and the Second Amendment are hereinafter collectively referred to as the “Lease”), a copy of which is incorporated herein by reference; and

WHEREAS, Landlord has Substantially Completed installation and construction of all required Landlord’s Work in the Additional Expansion Space (collectively, together with the Original Premises, hereinafter referred to as the “Demised Premises”) as set forth in the Second Amendment; and

WHEREAS, pursuant to the Second Amendment, Landlord has delivered to Tenant possession of the Additional Expansion Space and all leasehold improvements related thereto on            , 20    (hereinafter the “Additional Expansion Space Delivery Date”), and the Additional Expansion Space is ready for use and occupancy by Tenant for the purposes as described in the Lease; and

WHEREAS, Tenant hereby acknowledges that Landlord has Substantially Completed all of Landlord’s Work in the Additional Expansion Space and hereby accepts delivery of possession of the Additional Expansion Space from the Landlord on the Additional Expansion Space Delivery Date set forth hereinabove for the purposes set forth in the Lease; and

WHEREAS, Tenant hereby acknowledges all of its covenants to pay Rent for the Demised Premises, including the Additional Expansion Space, during the Term of the Lease and such other amounts as may become due and owing with respect to the Demised Premises, including the Additional Expansion Space, under the Lease, and to perform all of its other obligations, duties and agreements with respect to the Demised Premises pursuant to the terms of the Lease commencing on the Additional Expansion Space Delivery Date; and

WHEREAS, all words, terms and phrases not otherwise defined herein, whether or not capitalized herein, shall have the meanings given to them in the Lease, unless and except as otherwise expressly stated herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound do hereby covenant and agree to and with each other as follows:

1.     ADDITIONAL EXPANSION SPACE DELIVERY DATE.  The actual Additional Expansion Space Delivery Date under the Second Amendment and commencement of all duties, covenants and obligations of Tenant under the Lease with respect to the Additional Expansion Space is            , 20   .  (If the Additional Expansion Space Delivery Date is a date other than the 1st of the month, then Basic Monthly Rental and Tenant’s Monthly Share of Operating Expenses payable for the Additional Expansion Space, shall be pro-rated on a per diem basis from the Additional Expansion Space Delivery Date through the end of the month)

2.     EXPIRATION DATE.  The Expiration Date of the Lease, as renewed and extended for the Extended Term, is May 31, 2023.

3.     BINDING EFFECT.  This instrument is intended to clarify certain terms and provisions of the Lease and contains the entire agreement of the parties hereto concerning the subject matter hereof.  The terms, covenants and conditions set forth herein shall become part of the Lease and shall be binding upon the parties and their personal representatives, successors and assigns.  Except as expressly set forth herein, all of the terms, provisions and conditions of the Lease shall remain in full force and effect, unless otherwise modified in writing and signed by the parties hereto or their duly authorized officers, agents or representatives.

4.     LEGAL AUTHORITY.   Each of the individuals signing this Certificate on behalf of a party does hereby represent and warrant to the other party that he/she has the full right, power, capacity and authority to execute and deliver this Certificate as the binding and valid obligation of the Landlord or Tenant, as the case may be, hereunder.

5.             COUNTERPARTS.  This Certificate may be executed in any number of counterparts each of which when so executed and delivered shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed, sealed and executed by its proper officers, agents or representatives and its seal to be affixed as of the date first above written.

LANDLORD:

SENECA MEADOWS CORPORATE CENTER III L.L.L.P., a Maryland limited liability limited partnership

WITNESS:	By:	PNC Realty, Inc., a Maryland corporation
its General Partner

By:
Paul N. Chod, President

TENANT:

WITNESS/ATTEST:	SENSEONICS, INCORPORATED
a Delaware corporation

	By:	(SEAL)

(Print Name & Title)		(Print Name & Title)